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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement
(Form S-8) of Lantronix, Inc. pertaining to the 1993 Incentive Stock Option Plan, 1994 Nonstatutory Stock Option Plan, 2000 Stock Plan, and 2000 Employee Stock Purchase Plan, of our reports dated May 15, 2000 (except for Note 9, as to which the date is July 28, 2000), with respect to the consolidated financial statements and schedule of Lantronix, Inc. as of June 30, 1998 and 1999 and March 31, 2000, and for the years ended June 30, 1998 and 1999 and the nine months ended March 31, 2000, included in its Registration Statement (Form S-1; No. 333-37508) and related Prospectus dated August 4, 2000, filed with the Securities and Exchange Commission.



                                            /s/ Ernst & Young LLP



Orange County, California
August 29, 2000